Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation hereto by reference to the Registration Statement (333-139891), on Form S-3 of CWHEQ, Inc., regarding CWHEQ Revolving Home Equity Loan Trust, Series 2007-G, of our report dated March 29, 2007 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, which appears as an exhibit to the annual report on Form 10-K of Financial Security Assurance Holdings Ltd. for the year ended December 31, 2006.  We also consent to the reference to our Firm under the caption “Experts” in the Form 8-K filed by the issuing entity.

 /s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP

New York, New York
September 10, 2007